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                                                                   Exhibit 10.30

                                 August 10, 2000

CVS Corporation
One CVS Drive
Woonsocket, RI 02895
Attn:    Chris W. Bodine

                       Subject: WHOLESALE SUPPLY AGREEMENT

         This letter will confirm the agreement (this "AGREEMENT") between Cardinal Health* ("CARDINAL") and CVS Meridian, Inc. ("CVS") under which CVS will purchase certain pharmaceutical and other products from Cardinal on the following terms and conditions:

         SECTION 1.        DESIGNATION AS PRIMARY WHOLESALER.

         (a) RETAIL PHARMACIES. During the term of this Agreement, CVS will designate Cardinal as the primary wholesale pharmaceutical supplier to designated pharmacies, whether now or hereafter owned, managed or operated by CVS (collectively, the "PHARMACIES" and individually, a "PHARMACY"). A list of the Pharmacies (the "DESIGNATED PHARMACY LIST") and a comprehensive list of all of the pharmacies owned, managed or operated by CVS (the "TOTAL PHARMACY LIST") will be provided by CVS to Cardinal from time to time during the term of this Agreement, and upon Cardinal's request. The Qualified Annual Purchases of Merchandise (as defined below) by such designated Pharmacies compared to CVS' Qualified Annual Purchases of Merchandise by all of CVS' retail pharmacies will constitute not less than the percentage set forth in the Section 1(a) Disclosure Schedule.

         (b) DISTRIBUTION CENTERS. During the term of this Agreement, CVS will designate Cardinal as the primary wholesale pharmaceutical supplier to all distribution centers, whether now or hereafter owned, managed or operated by CVS ("CVS PHARMACY DCS"). A comprehensive list of all of the CVS Pharmacy DCs as of the Commencement Date (the "TOTAL DC LIST") is set forth in the Section 1(b) Disclosure Schedule.

         (c) CVS PROCARE. This Agreement specifically excludes purchases which are made on behalf of the CVS division known as "CVS ProCare".

         SECTION 2.        SALE OF MERCHANDISE AND BROKERAGE PURCHASES.

         (a) PRIMARY REQUIREMENTS. Each of the Pharmacies and the CVS Pharmacy DCs will purchase from Cardinal during the term of this Agreement its Primary Wholesale Requirements (as defined in the Section 2(a) Disclosure Schedule) of pharmaceutical products ("RX PRODUCTS"), which consist of purchases of Rx


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         Products for (a) delivery directly to the Pharmacies ("STORE RX
         PURCHASES"); and (b) delivery directly to the CVS Pharmacy DCs ("BROKERAGE PURCHASES"). CVS may purchase from Cardinal, at CVS' discretion, for delivery directly to the Pharmacies, its health and beauty aids, home health care products and other inventory carried by Cardinal ("STORE OTHER PURCHASES"). For purposes of this Agreement, the term "QUALIFIED PURCHASES" with respect to a period means all purchases of Merchandise made and paid for by CVS (and in some circumstances, either the CVS Pharmacy DCs or the Pharmacies are specifically designated) from Cardinal during that period, net of all returns and credits (related to ordering, shipping or accounting errors). For purposes of this Agreement, the term "MERCHANDISE" will mean the Rx Products (and Store Other Purchases, with respect to the Pharmacies only).

         (b) BROKERAGE PURCHASES. The Section 2(b) Disclosure Schedule describes the terms by which CVS will make its Brokerage Purchases through Cardinal.

         (c) DISCONTINUED MERCHANDISE. Cardinal will stock certain Merchandise that Cardinal would not otherwise stock but for CVS' request, except food items and Merchandise with limited dating ("SPECIALLY STOCKED MERCHANDISE"), subject to such credit considerations concerning the applicable manufacturer as Cardinal may reasonably consider appropriate (including but not limited to, potential insolvency or outstanding balance owed to Cardinal without legitimate reason for dispute). CVS guarantees that at least six (6) pieces of each item of Specially Stocked Merchandise will be purchased from each of Cardinal's distribution centers per month. If Cardinal notifies CVS that less than six (6) pieces of an item of Specially Stocked Merchandise were purchased in a month from one of Cardinal's distribution centers, then Cardinal may elect to discontinue carrying such item in its distribution centers. If Cardinal elects to discontinue carrying any such item, CVS will accept and purchase the remaining Specially Stocked Merchandise at the purchase price for such Specially Stocked Merchandise until the Specially Stocked Merchandise is depleted; provided, however, that Cardinal will use reasonable efforts to ensure that the item is discontinued in the most cost-effective manner, which may include, but not be limited to, returning such item directly to the manufacturer. Alternatively, Cardinal and CVS may mutually agree to a drop-ship arrangement in lieu of Cardinal stocking the item.

         (d) GENERALLY. CVS will be liable for any payment owing to Cardinal from any Pharmacy or CVS Pharmacy DC for purchases made hereunder. Cardinal reserves the right at all times to determine what Merchandise it will carry based upon product quality, manufacturer indemnity, insurance, and other policies, and other standards determined by it, and may delete from its available inventory items of Merchandise with limited or no movement activity.

         SECTION 3. PURCHASE PRICE. As further described in Sections 3(a) and 3(b) Disclosure Schedules, CVS will pay a purchase price ("COST OF GOODS") for products purchased under this Agreement as follows:

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         (a) STORE RX PURCHASES AND STORE OTHER PURCHASES. CVS will pay a Cost of Goods for Merchandise in an amount equal to "Cardinal's Cost" plus the percentage set forth in the Section 3(a) Disclosure Schedule. The term "CARDINAL'S COST" as used herein means the manufacturer's published wholesale acquisition cost for Merchandise at the date of Cardinal's invoice to CVS, adjusted to reflect any then-applicable contract pricing, but without reduction for cash discounts. Manufacturer off-invoice quantity discounts and promotional allowances which are intended by the manufacturer to be passed through to Cardinal's retail national chain accounts will be made available to CVS.

                  The purchase price for selected Merchandise, including but not limited to, multisource pharmaceuticals, CardinalSOURCE(SM) generics, private label products, medical surgical supplies, home health care/durable medical equipment, Merchandise acquired from vendors not offering customary cash discount or other terms, and other non-pharmaceutical Merchandise will not be based upon Cardinal's Cost-plus pricing described above but will instead be net-billed in accordance with the terms and conditions established by Cardinal (including applicable mark-up) for such Merchandise. Merchandise described in this paragraph is sometimes referred to as "SPECIALLY PRICED MERCHANDISE." CVS may, but will have no obligation to, purchase any specified volume or percentage of its requirements for Specially Priced Merchandise, except as described in the Section 3(a) Disclosure Schedule.

                  All orders must be electronically transmitted via Telxon units or other electronic order entry system approved by Cardinal to qualify for the pricing specified in the Section 3(a) Disclosure Schedule. Cardinal and CVS agree and acknowledge that electronic ordering is a material and critical part of this Agreement and Cardinal's pricing to CVS. Accordingly, if Cardinal identifies that a Pharmacy or Pharmacies are causing Cardinal to consistently receive orders other than via electronically, Cardinal will notify CVS of the problem in writing, and CVS will use its reasonable efforts to resolve such problem within seven (7) business days of receiving notice from Cardinal. Thereafter, non-electronically transmitted orders are subject to Cardinal's Cost plus 2% pricing (excluding orders for Merchandise which are delivered to the Pharmacies outside of Cardinal's normal delivery schedule as described in Section 5 of this Agreement, orders for Schedule II Rx Products or override orders). Cardinal will promptly notify CVS of any such orders subject to Cardinal's Cost plus 2% pricing pursuant to this section.

         (b) BROKERAGE PURCHASES. CVS will pay a purchase price for all Brokerage Purchases in an amount equal to the cost set forth on the
         Section 3(b) Disclosure Schedule.

         (c) COST OF GOODS ADJUSTMENT. CVS' Cost of Goods will be subject to adjustment as described in the Section 3(c) Disclosure Schedule.

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         (d) ADDITIONAL VOLUME DISCOUNT. CVS is entitled to receive an additional volume discount as described in the Section 3(d) Disclosure Schedule.

         (e) GENERALLY. CVS acknowledges and agrees that its obligation to pay the purchase price for all Brokerage Purchases, Store Rx Purchases, Store Other Purchases and other amounts due or to become due under this Agreement will not be subject to any reduction, setoff, defense, counterclaim, or deferment for any reason, except as further described in this subsection (e), and except as described in the Section 10(a) Disclosure Schedule relating to returns. If Cardinal fails to pay CVS amounts due (that are not legitimately disputed by Cardinal) pursuant to the Sections 7(a), 12(a) or 12(b) Disclosure Schedules, then CVS may setoff such amounts (that are not legitimately disputed by Cardinal) against amounts due Cardinal for Brokerage Purchases, Store Rx Purchases, or Store Other Purchases. Any deductions incorrectly or improperly recognized (i.e., excluding legitimately disputed amounts) by CVS will be paid to Cardinal as soon as possible and in any event no later than fifteen (15) days following notification from Cardinal of such incorrect or improper deduction; provided, however, that with respect to such legitimately disputed amounts, CVS agrees to pay when due the remainder of each invoice which is not disputed, and provided further that CVS will pay when due any such legitimately disputed amounts after mutually satisfactory reconciliation; and provided further that nothing in this subsection will be construed to permit CVS to fail to cause Cardinal to receive payment when due of legitimately undisputed amounts.

         SECTION 4.        PAYMENT TERMS.

         (a) STORE RX PURCHASES AND STORE OTHER PURCHASES. CVS will cause Cardinal to receive payment in full and remittance by automated clearinghouse ("ACH") for all Store Rx Purchases and Store Other Purchases according to the schedule set forth in the Section 4 Disclosure Schedule.

         (b) BROKERAGE PURCHASES. CVS will cause Cardinal to receive payment in full by ACH for all Brokerage Purchases according to the schedule set forth in the Section 4 Disclosure Schedule.

         (c) AUTOMATED CLEARINGHOUSE. All payments made by CVS to Cardinal under this Agreement will be made via ACH, to a financial institution designated by Cardinal, so as to provide Cardinal with good funds immediately available to Cardinal on the date such payment is due according to the schedule set forth in the Section 4 Disclosure Schedule. In the event that ACH is temporarily interrupted or cannot be utilized, CVS will seek alternative payment methods to ensure that Cardinal receives good funds immediately available to Cardinal on the date such payment is due.

         (d) GENERALLY.

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                  If Cardinal reasonably believes that CVS has suffered a
         material adverse effect with respect to its financial position, then Cardinal has the right to request that CVS provide it with information within one (1) business day from the date CVS receives the request (i.e., if CVS receives Cardinal's request at 3:00 p.m. Monday, the information will be provided no later than 3:00 p.m. Tuesday) that further describes or refutes (as applicable), in reasonable detail, such material adverse effect, and that may resolve any such concerns raised by Cardinal. In addition, CVS agrees to promptly notify Cardinal in the event CVS has suffered a material adverse effect with respect to its financial position, including, but not limited to an acceleration event under its credit facilities. If Cardinal has requested such information or CVS has notified Cardinal as set forth above and Cardinal and CVS cannot promptly resolve any such issues pursuant to a reasonable solution, then Cardinal may (i) limit CVS' daily purchases thereafter to the daily average of CVS' Qualified Purchases during the immediately preceding thirty (30) day period; (ii) modify payment terms, and (iii) in the event that CVS is in Payment Default (as defined below), give CVS notice of the amount of required payments under this Agreement by 10:00 a.m. Eastern Standard Time on a business day and require CVS to wire electronic confirmation of payment of such amount by non-refundable wire transfer by 2:00 p.m. Eastern Standard Time on the same business day. As used herein, a "PAYMENT DEFAULT" shall mean a circumstance where CVS has failed to cause Cardinal to receive payment when due. If any of the foregoing actions are taken by Cardinal, the parties will meet every approximate thirty (30) days following the execution of such action to review CVS' financial condition, and to reasonably consider reinstating the payment terms which were in effect prior to execution of such action.

                  If CVS reasonably believes that Cardinal has suffered a material adverse effect with respect to its financial position that has materially, adversely affected (or will imminently materially, adversely affect) Cardinal's Adjusted Service Level as further described in the Section 9 Disclosure Schedule, then CVS has the right to request that Cardinal provide it with information within one (1) business day from the date Cardinal receives the request (i.e., if Cardinal receives CVS' request at 3:00 p.m. Monday, the information will be provided no later than 3:00 p.m. Tuesday) that further describes or refutes (as applicable), in reasonable detail, such material adverse effect, and that may resolve any such concerns raised by CVS. In addition, Cardinal agrees to promptly notify CVS in the event Cardinal believes it has suffered, or will imminently suffer a material adverse effect with respect to its financial position, including an acceleration event under its credit facilities, that has materially, adversely effected (or will imminently materially, adversely affect) Cardinal's Adjusted Service Level as further described in the Section 9 Disclosure Schedule, or Cardinal's ability to pay amounts due CVS. If CVS has requested such information or Cardinal has notified CVS as set forth above, and with respect to service level issues, Cardinal cannot cure the resulting service level issues within ten (10) days, or with respect to Cardinal's ability to pay amounts due CVS, Cardinal cannot promptly resolve any such issues pursuant to a reasonable solution, then CVS may terminate this


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         Agreement upon providing written notice to Cardinal, subject to the
         Section 9 Disclosure Schedule. If neither Cardinal's service level has been (or will not imminently be, as applicable) materially, adversely affected, nor Cardinal's ability to pay amounts due CVS, then CVS may not terminate this Agreement.

         (e) UNCONDITIONAL GUARANTY. As an inducement for Cardinal to supply Merchandise and provide services to the subsidiaries and affiliates of CVS, whether existing now or in the future (collectively, "BORROWERS"), CVS Corporation (i) guarantees to Cardinal the punctual and full payment (and not merely the ultimate collectability) of all sums now or hereafter due from Borrowers to Cardinal; (ii) guarantees to Cardinal the performance of all other obligations under this Agreement; and
         (iii) agrees to indemnify and save harmless Cardinal against and from any and all losses, damages, liabilities, and claims now or at any time hereafter arising directly or indirectly out of any failure by Borrowers to promptly and fully perform all of the obligations hereunder.

         SECTION 5. DELIVERY/ORDER SUBMISSION PROCEDURES. Cardinal will deliver the Merchandise F.O.B. to the Pharmacies and exercise its good faith efforts to provide an efficient delivery schedule designed to meet the mutual needs of Cardinal and the Pharmacies. All deliveries will be accompanied by an invoice and all delivery costs (not including emergency deliveries) absorbed by Cardinal. Cardinal will deliver Merchandise to each Pharmacy five (5) days per week (Monday through Friday, except Pharmacies located outside of the continental United States or other Pharmacies mutually agreed upon by the parties from time to time) in accordance with Cardinal's general delivery schedules established from time to time by the applicable Cardinal servicing division (exclusive of holidays, etc.). Any additional deliveries will constitute emergency deliveries, which if required, will incur a separate delivery charge at Cardinal's cost for such deliveries. Delivery schedules and purchase order deadlines may be reviewed and changed from time to time as mutually agreed upon by Cardinal and the Pharmacies. Delivery of Brokerage Purchases will be subject to the terms and conditions set forth in the Section 2 Disclosure Schedule.

         The Pharmacies will submit all orders, except for orders for Schedule II drugs, for all Merchandise to Cardinal via Telxon units or other electronic order entry system approved by Cardinal. Any such equipment supplied by Cardinal will be returned to Cardinal by CVS upon the expiration or termination of this Agreement for any reason, or upon Cardinal's request, if in Cardinal's reasonable discretion, Cardinal's proprietary rights are threatened. In the event that electronic order entry is temporarily interrupted for reasons beyond the control of CVS or Cardinal, CVS may place orders manually and both parties will use reasonable efforts to rectify the problem.

         DEA Form 222 may be mailed or given to the delivery driver to be delivered to the applicable Cardinal distribution center. Schedule II orders will be delivered within one (1) business day of Cardinal's receipt of the signed original of DEA Form 222. CVS acknowledges that if CVS gives the DEA Form 222s to the delivery driver, such forms will not be received by Cardinal until such time that the delivery driver physically

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delivers the DEA Form 222 to the applicable Cardinal distribution center.
Notwithstanding the foregoing, no Schedule II orders will be delivered other than in compliance with DEA regulations.

         SECTION 6. OTHER SERVICES.

         (a) CARDINALCHOICE-HQ(TM). Cardinal will license two (2) CardinalCHOICE-HQ(TM) software systems to CVS' headquarters on the terms set forth in the Section 6(a) Disclosure Schedule. Such licensing will be pursuant to the terms and conditions of Cardinal's standard software license agreement for such software. In addition, Cardinal will provide CVS with the related hardware as described in the Section 6(a) Disclosure Schedule, pursuant to Cardinal's standard hardware purchase agreement.

         (b) MANAGEMENT INFORMATION SERVICES. Cardinal will provide to CVS those programs and services described in the Base Service Package set forth on the Section 6(b) Disclosure Schedule on the terms and conditions described in that schedule.

         (c) RAPIDISTRIBUTION(SM). Cardinal will make available to the Pharmacies participation in Cardinal's RAPIDistribution(SM) program, pursuant to the standard terms of that program.

         (d) EMPLOYEES.

                  (i) CVS will engage a Pharmacy DSD employee with the skills set forth in the Section 6(d) Disclosure Schedule to act as a liaison between Cardinal and CVS. During the term of this Agreement and for a two (2) year period thereafter, Cardinal will not directly or indirectly employ, engage, or otherwise solicit for employment or engagement such employee, or induce or encourage such employee to terminate or otherwise modify such employee's relationship with CVS.

                  (ii) Cardinal will also engage a Pharmacy employee with the skills set forth in the Section 6(d) Disclosure Schedule to act as a liaison between Cardinal and CVS and work on matters related to this Agreement. During the term of this Agreement and for a two (2) year period thereafter, CVS will not directly or indirectly employ, engage, or otherwise solicit for employment or engagement such employee, or induce or encourage such employee to terminate or otherwise modify such employee's relationship with Cardinal.

                  (iii) Cardinal may elect, in its sole discretion, to employ one or more supervisory employees in the areas of receiving, shipping and inventory management of Cardinal transaction at one (1) or more of the CVS Pharmacy DCs. The employee selected will be subject to CVS' advance

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                  approval, which will not be unreasonably withheld. If Cardinal engages an employee to perform these functions, during the term of this Agreement and for a two (2) year period thereafter, CVS will not directly or indirectly employ, engage, or otherwise solicit for employment or engagement such employee(s), or induce or encourage such employee(s) to terminate or otherwise modify such employee's(s') relationship with Cardinal.

         (e) PROFITPAK(R). CVS will fully participate in the ProfitPak(R) program, with autosubstitution, as more fully described in the Section 6(e) Disclosure Schedule.

         SECTION 7. CVS GENERIC FORMULARY AND CARDINALSOURCE(SM) PROGRAM. Cardinal understands that CVS has established a preferred list of generic Rx Products for the Pharmacies which CVS stocks in the CVS Pharmacy DCs (the "CVS GENERIC FORMULARY"). Subject to Cardinal's manufacturer standards and product movement conditions for those manufacturers with which Cardinal is not doing business under the CardinalSOURCE(SM) program at that time, Cardinal will make reasonable efforts to stock all such existing items for the Pharmacies identified by CVS on CVS' Generic Formulary as of the Commencement Date; provided, however, in no event will Cardinal be required to stock any item(s) listed on the CVS Generic Formulary if the manufacturer or item(s) do not meet Cardinal's criteria (for example, in the event that a manufacturer fails to obtain the required insurance coverage amounts, or is insolvent or bankrupt, or is in a debit balance in Cardinal's accounts payable system) or if Cardinal does not already stock such item(s) to supply to other retail and GPO customers. Whenever a Pharmacy orders an A-B equivalent generic product (as defined by the FDA), Cardinal will automatically substitute the corresponding CVS Generic Formulary item, if applicable. For any such generic item ordered by a Pharmacy under CVS' Generic Formulary for which Cardinal is out-of-stock, Cardinal will automatically substitute such item with the corresponding A-B equivalent generic product, if any, from the CardinalSOURCE(SM) generic formulary (the "CARDINAL GENERIC FORMULARY"). In addition, for any generic item ordered by any Pharmacy for which there is not a corresponding item under the CVS Generic Formulary, Cardinal will automatically substitute such item with the corresponding Cardinal Generic Formulary item. In the event that the Cardinal Generic Formulary item is out-of-stock, then Cardinal will automatically substitute such corresponding item with the corresponding item under the second tier Cardinal generic formulary (the "SECONDARY CARDINAL GENERIC FORMULARY"). Notwithstanding the foregoing to the contrary, CVS, from time to time, reserves the right to prohibit Cardinal from substituting certain items on the Cardinal Generic Formulary and Secondary Cardinal Generic Formulary for corresponding items on the CVS Generic Formulary provided that (i) CVS has valid reasons for prohibiting such items, in CVS' sole reasonable discretion, and (ii) such prohibited items designated by CVS do not constitute a significant percentage of the Cardinal Generic Formulary and Secondary Cardinal Generic Formulary. In addition, in consideration for the competitive pricing offered to CVS hereunder and other valuable consideration, CVS will not materially (as reasonably determined by Cardinal) increase the ratio of Qualified Purchases through the CVS Generic Formulary compared to Qualified Purchases of all generic Rx Products.

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         CVS has provided Cardinal with a list of items on CVS' Generic
Formulary as of the Commencement Date. As items on the CVS Generic Formulary change from time to time, CVS will provide Cardinal with electronic notice of such changes including the proposed effective date of such change. Cardinal will make reasonable efforts to stock items to be added to the CVS Generic Formulary within the later of thirty (30) days of receipt of such notice or the proposed effective date, subject to Cardinal's manufacturer acceptance policy for those manufacturers with which Cardinal is not doing business under the Cardinal Generic Formulary program at that time. In the event that Cardinal's inventory level of any product being deleted from the CVS Generic Formulary exceeds the amount anticipated to be purchased by CVS prior to CVS' proposed effective date of such deletion and the Rx Product is not on CardinalSOURCE(SM) or another of Cardinal's retail chain generic programs, then Cardinal will notify CVS of such situation and Cardinal and CVS will mutually agree upon the adjusted effective date of such deletion. In addition, CVS will provide Cardinal on a monthly basis in an acceptable file format with a list setting forth all items on CVS' Generic Formulary as of the end of the previous month. Cardinal will use the information on such files to verify its records of CVS' Generic Formulary and notify CVS of any discrepancies so that such discrepancies may be reconciled and corrected.

         CVS will be entitled to a discount (in the form of a rebate) based on the volume of generic Rx Products purchased by the Pharmacies as described in the Section 7(a) Disclosure Schedule.

         SECTION 8. CONTRACT ADMINISTRATION. Cardinal will recognize and administer mutually agreed upon manufacturer contracts between CVS and any manufacturer ("MANUFACTURER CONTRACTS") subject to their continued validity in accordance with applicable laws and subject to such credit considerations concerning the applicable manufacturer as Cardinal may reasonably consider appropriate; however, if manufacturers' chargebacks for contract items submitted by Cardinal are disallowed or unreconcilable, then the disputed charge will be billed back to CVS. Notwithstanding the foregoing, credit considerations with respect to a manufacturer may arise subsequent to Cardinal's initial agreement to administer a Manufacturer Contract, and in such event, Cardinal may elect not to recognize or administer such Manufacturer Contract prospectively. Cardinal will use its reasonable efforts to notify CVS of any manufacturers with which Cardinal has credit considerations. CVS will provide Cardinal with a copy of all new Manufacturer Contracts to be administered by Cardinal that are entered into after the Commencement Date and a copy (in the vendor's form) of all renewals, replacements or terminations of all Manufacturer Contracts. Cardinal will begin recognizing and administering each new Manufacturer Contract, renewal, or replacement at the later of: (i) seven business (7) days after Cardinal has received a copy of the new Manufacturer Contract, renewal or replacement from CVS and verification thereof, or (ii) the effective date of the new Manufacturer Contract, renewal or replacement. Failure of CVS to comply with these notice requirements will entitle Cardinal to exclude the applicable items from the Adjusted Service Level calculation pursuant to the provisions of Section 9 hereof until thirty (30) days after delivery of accurate usage data for the applicable items.

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         In order to facilitate Cardinal's inventory management requirements,
CVS will provide Cardinal in file format thirty (30) days prior to participation under this Agreement by that Pharmacy or CVS Pharmacy DC the following: (a) with respect to each Pharmacy and CVS Pharmacy DC, accurate six (6) months' usage figures (including NDC numbers) on both contract and non-contract items; and (b) with respect to each distribution center of CVS, Brokerage Purchases broken down by brokerage volume, vendors and items. Cardinal acknowledges that CVS may desire to sell overstocked Merchandise (that it purchased from Cardinal) to an alternate source to relieve CVS' inventory position. CVS will sell such overstocked Merchandise in compliance with all applicable federal, state and local laws. The parties acknowledge and agree that nothing herein will require Cardinal to take any affirmative action with respect to the same. CVS will assume all liability associated with such sale and indemnify Cardinal against any claims, losses or other damages that Cardinal may incur in connection with such sale.

         SECTION 9. SERVICE LEVEL. Cardinal will exercise all reasonable efforts to provide CVS with the average adjusted monthly service levels described in the
Section 9 Disclosure Schedule.

         SECTION 10. RETURNED GOODS POLICY. Cardinal will accept returns from the Pharmacies in accordance with the Standard Cardinal Returned Goods Policy (the "CARDINAL RETURNS POLICY") in effect from time to time during the term of this Agreement. A current copy of the Cardinal Returns Policy is set forth in the Section 10(a) Disclosure Schedule. Set forth in the Section 2 Disclosure Schedule are the terms and conditions of the Cardinal Returns Policy applicable to CVS for Brokerage Purchases in effect on the Commencement Date. Cardinal will work with a third party returned goods processor in accordance with the Standard Third Party Returned Goods Policy (the "THIRD PARTY RETURNS POLICY") in effect from time to time during the term of this Agreement. A current copy of the Third Party Returns Policy is set forth in the Section 10(b) Disclosure Schedule.

         SECTION 11. TERM.

         (a) The term of this Agreement will begin on January 1, 2000 (the "COMMENCEMENT DATE"), and will continue for sixty-four (64) months thereafter (the "INITIAL TERM"). This Agreement may be renewed for successive renewal periods of one (1) year each upon mutual agreement of the parties. In the event either party desires not to renew the Agreement at the expiration of the Initial Term or any renewal term, that party shall provide the other party with at least ninety (90) days written notice prior to the expiration of the then current term. In the event such notification is not provided with at least the ninety (90) day notice, the parties agree that the then current term shall be extended for a period of ninety (90) days from the date notice is actually received, or if no notice is given, for a period of ninety
         (90) days after the expiration of such term to provide for an adequate transition period. Any reference in this Agreement to the "term of this Agreement" will include the Initial Term and any renewal term.

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         (b) Either party may effect an early termination of this Agreement for cause by giving written notice to the other party, provided such party has first given written notice to the other party of the occurrence of a material breach of this Agreement (which notice will specify the nature of such breach) and the other party has failed to cure such breach within ninety (90) days following its receipt of such notice or, in the event such breach is not capable of being cured in such ninety
         (90) day period, the breaching party's failure to diligently prosecute such cure thereafter; provided that with respect to any failure to make any payment when due under this Agreement, such period in which to cure will be reduced to ten (10) days; provided, however, that the foregoing in no way limits or modifies Cardinal's right to refuse orders, modify payment terms or cease its supply relationship pursuant to Section 4(c) herein.

         (c) Either party will have the right to terminate this Agreement immediately upon notice to the other party following the commencement of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) with respect to such other party or its assets, the general assignment for the benefit of creditors by such other party, or the appointment of a receiver, trustee, or liquidator by or for such other party.

         (d) CVS' payment obligations to Cardinal will survive termination or expiration of this Agreement. The parties acknowledge that in the event of a breach of this Agreement, in addition to all other remedies available to them under this Agreement or at law, the parties may be entitled to the remedy of specific performance.

         (e) Upon termination of this Agreement for any reason, CVS' rights as a licensee of CardinalCHOICE-HQ(TM) software and other Cardinal software will automatically expire, and CVS will (upon request) promptly return such software and any related hardware not purchased by CVS to a return location specified by Cardinal. Further, CVS will comply with the provisions of any related hardware purchase agreement, if any, regarding termination. Upon termination of this Agreement for any reason, Cardinal will use its reasonable efforts to provide CVS with access to CVS' historical purchase data.

         (f) Termination of this Agreement will be subject to a termination fee as described in the Section 11(f) Disclosure Schedule.

         (g) This Agreement will supersede and replace that certain Wholesale Supply Agreement dated March 9, 1998 by and between Cardinal and CVS (the "ORIGINAL AGREEMENT"), and that certain Interim Letter Agreement dated March 7, 2000, and all extensions thereof. Upon commencement of this Agreement, the Original Agreement will terminate and be of no further force or effect whatsoever.

         SECTION 12. GUARANTEED SAVINGS PROGRAMS. CVS and Cardinal will develop guaranteed savings programs as described in the Section 12(a) and 12(b) Disclosure Schedules.

         SECTION 13. NOTICES. All notices required or permitted under this Agreement will be in writing to the other party at the address set forth below (or such other address as that party may give to the other party by written notice hereunder) and will be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by first class, registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by telecopy, upon confirmation of receipt of automatic transmission report.

         If to:

         CVS MERIDIAN, INC.                  CARDINAL HEALTH

         One CVS Drive                       7000 Cardinal Place
         Woonsocket, RI 02895                Dublin, Ohio  43017
         Attn: Senior Vice President,        Attn:  Senior Vice President,
               Healthcare Services                  Retail Sales and Marketing
         Telecopy:  (401) 769-9473           Telecopy:  (614) 757-8787

         with copy to:                       with copy to:

         General Counsel                     General Counsel at the same address
         at the same address                 Telecopy:  (614) 757-8919
         Telecopy: (401) 765-7887

         SECTION 14. TAXES/COMPLIANCE WITH LAWS. CVS will pay when due any sales, use, excise, gross receipts, or other federal, state, or local taxes or other assessments (other than any tax based solely on the net income of Cardinal) and related interest and penalties in connection with or arising out of the transactions contemplated by this Agreement. If Cardinal pays any such amounts which CVS is obligated to pay under this section, then CVS will promptly reimburse Cardinal in an amount equal to the amount so paid by Cardinal.

         If and to the extent any discounts, credits, rebates or other purchase incentives are paid or applied by Cardinal with respect to the Merchandise and/or Brokerage Purchases purchased under this Agreement, then applicable provisions of the Medicare/Medicaid and state health care fraud and abuse/anti-kickback laws (collectively, "fraud and abuse laws") may require disclosure of the applicable price reduction on CVS' claim or cost reports for reimbursement from governmental or other third parties. CVS agrees to comply with all applicable provisions of the fraud and abuse laws and to indemnify and hold Cardinal harmless for any failure on CVS' part to do so.

         CVS will certify to Cardinal that all of the Pharmacies are properly and completely licensed in compliance with all applicable state and federal laws, regulations, rules and orders. Such certification will be provided in the form of a Schedule listing all of the Pharmacies, and their respective state and federal license numbers and expiration dates. CVS will provide Cardinal with an updated Schedule no later than the twenty-fifth (25th) day of each month which will include information for the following month.

         SECTION 15. FORCE MAJEURE. One or more of Cardinal's obligations under this Agreement will be excused if, but only if, and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, product or material shortages, strikes or labor disputes, transportation delays, change in business conditions (other than insignificant changes), manufacturer out-of-stock or delivery disruptions, acts of God, seasonal supply disruptions, or other causes beyond the reasonable control of Cardinal. During the period of any such delay or failure, CVS may purchase the Primary Wholesale Requirements for the affected pharmacies from others, but will recommence purchasing from Cardinal upon cessation of such delay or failure. Further, CVS will be excused from meeting its Pharmacy Minimum Volume Requirements as set forth in the
Section 3(a) Disclosure Schedule during such period (only in the amounts that the affected Pharmacies are required to purchase from others due to the event of force majeure).

         SECTION 16. RECORDS AND AUDIT.

         (a) Cardinal will maintain records pertaining to the Merchandise purchased by CVS under this Agreement as required by applicable federal, state and local laws, rules and regulations. Not more than twice in any twelve (12) month period, and following thirty (30) days' advance written notice to Cardinal, or as required by administrative ruling or court order, CVS will have the right to appoint one or more of its agents or employees to review those relevant records applicable to its pharmaceutical purchases for the sole purpose of verifying compliance with the pricing terms of this Agreement. Any such review will be limited to twenty-four (24) months of historical information as of the date such review begins, except if Cardinal is required by applicable law to maintain records pertaining to the Merchandise purchased by CVS under this Agreement for a period longer than twenty-four (24) months, then Cardinal will allow CVS to access such information also. The information will be subject to a confidentiality agreement prepared by Cardinal and signed by CVS and its employee(s) and agent(s) who will have access to the information prior to beginning the review. Notwithstanding the foregoing, CVS may only appoint agents who are employees of one of the top five national accounting firms, as may be deemed reasonably acceptable to Cardinal and CVS. Further, with respect to contracts between Cardinal and certain manufacturers which must remain confidential pursuant to a contractual provision, CVS may only review records relating to such contracts through an employee of one of the top five national accounting firms deemed reasonably acceptable to Cardinal (i.e., not a CVS employee) to verify compliance with the pricing terms of such contracts. Such accounting firm may confirm to

         CVS that Cardinal has (or has not) complied with the pricing terms of such contracts, but may not (and will not) disclose to CVS the confidential information.

         (b) CVS will maintain records pertaining to the Merchandise purchased by CVS and all pharmacies and distribution centers, whether now or hereafter owned, managed or operated by CVS, under this Agreement as required by applicable federal, state and local laws, rules and regulations. Not more than twice in any twelve (12) month period, or as required by administrative ruling or court order, and following thirty
         (30) days' advance written notice to CVS, Cardinal will have the right to appoint one or more of its employees or agents to review those relevant records applicable to such purchases of Rx Products for the sole purposes of verifying (i) compliance with the Minimum Volume Percentage with respect to the Pharmacies as further described in the
         Section 1(a) Disclosure Schedule, (ii) that each CVS Pharmacy DC is purchasing its Primary Wholesale Requirements of Brokerage Purchases from Cardinal, as further described in the Section 2 Disclosure Schedule, (iii) that CVS has not made any purchases of Rx Products from alternate sources (unless directed by Cardinal and agreed upon by CVS), and (iv) compliance with any other material terms of this Agreement. Any such review will be limited to twenty-four (24) months of historical information as of the date such review begins, except if CVS is required by applicable law to maintain records pertaining to the Merchandise purchased by CVS under this Agreement for a period longer than twenty-four (24) months, then CVS will allow Cardinal to access such information also. The information will be subject to a confidentiality agreement prepared by CVS and signed by Cardinal and its employee(s) and agent(s) who will have access to the information prior to beginning the review. Notwithstanding the foregoing, Cardinal may only appoint agents who are employees of one of the top five national accounting firms, as may be deemed reasonably acceptable to CVS and Cardinal.

         SECTION 17. CONFIDENTIALITY. Each party acknowledges that as a result of this Agreement, that party and its employees and agents, will learn confidential information of the other party (including, but not limited to, the information Cardinal provides to CVS pursuant to the Guaranteed Savings Program set forth in the Section 12(a) and (b) Disclosure Schedules). Neither party will disclose any confidential information of the other party to any person or entity, or use, or permit any person or entity to use, any of such confidential information, excepting only: (a) disclosures on a confidential basis to and use by the directors, officers, employees, and agents of that party who have a reasonable need to know such information in connection with that party's performance of this Agreement, (b) disclosures which are required by law, as reasonably determined by that party or its legal counsel, (c) disclosures which are made on a confidential basis to that party's attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, (d) information which is or becomes available to the other party on a non-confidential basis from a source entitled to disclose it on a non-confidential basis, (e) information that is or becomes generally available to the public or within the industry to which such information relates other than as a result of disclosure by the other party or its representatives, (f) routine disclosures to IMS/DDD or similar organizations consistent with past practices, so long as confidential information regarding CVS is provided only on an aggregate or "blinded" basis and not identified specifically as CVS information other than as otherwise contemplated or described in this Agreement, and (g) disclosures to vendors as reasonably required by Cardinal to enable Cardinal to purchase Merchandise on behalf of CVS and to generate Gross Margin related to the IPP. The specific material terms of this Agreement will be deemed to be confidential information of each party. Each party will be responsible for any breach of this confidentiality provision by its representatives.

         The obligations of confidentiality hereunder will survive the termination of this Agreement for a period of two (2) years. Upon termination of this Agreement (for any reason) each party will promptly: (i) return to the other party all documentation and other materials (including copies of original documentation or other materials) containing any confidential information of the other party; or (ii) certify to the other party, pursuant to a certificate in form and substance reasonably satisfactory to the other party, as to the destruction of all such documentation and other materials. Notwithstanding the foregoing, each party may keep one copy of any documentation containing confidential information of the other party, provided that such copy will be retained and used solely by the legal department of that party.

         Each employee described in section 6(d) of this Agreement will execute a Confidentiality Agreement as mutually agreed upon by the parties.

         SECTION 18. INDEMNITY. Cardinal will indemnify and hold harmless CVS and all future parent corporations, subsidiaries and affiliates and each of their officers, directors, employees and representatives (collectively referred to in this paragraph as CVS) from and against those claims, damages or liabilities (exclusive of any incidental damages, which are defined as claims, damages and liabilities associated with or related to actual damages but are in excess of repayment for actual losses, and exclusive of any consequential damages, which are defined as claims, damages and liabilities that do not flow directly and immediately from an act that would require indemnification hereunder but that result indirectly from such an act) directly attributable to the failure of Cardinal to properly store, handle or distribute Merchandise in accordance with this Agreement or in accordance with applicable law, it being understood, however, that Cardinal is not the manufacturer of the Merchandise and that no indemnification of any type is being provided other than as specifically stated in this paragraph. In addition, Cardinal will transfer to CVS (on a non-exclusive basis) any representations, warranties and indemnities made by the manufacturers of the Merchandise to the extent that such representations, warranties and indemnities are assignable by Cardinal, and will cooperate with all reasonable requests made by CVS to enforce such representations, warranties and indemnities against such manufacturers. Notwithstanding anything to the contrary herein, Cardinal reserves its own rights under such representations, warranties and indemnities made by such manufacturers and the remedies available to it for any breach of such representations, warranties and indemnities by the manufacturers.

CVS will indemnify and hold harmless Cardinal and all future parent corporations, subsidiaries and affiliates and each of their officers, directors, employees and representatives (collectively referred to in this paragraph as Cardinal) from and against those claims, damages or liabilities (exclusive of any incidental damages, which are defined as claims, damages and liabilities associated with or related to actual damages but are in excess of repayment for actual losses, and exclusive of any consequential damages, which are defined as claims, damages and liabilities that do not flow directly and immediately from an act that would require indemnification hereunder but that result indirectly from such an act) directly attributable to CVS' negligence or wrongdoing. The parties agree that neither CVS nor Cardinal will be obligated under this section 18 with respect to any claim that results solely from the negligence or intentional wrongdoing of the other party.

         SECTION 19. INSURANCE. Cardinal and CVS agree to maintain the insurance as set forth in the Section 19 Disclosure Schedule.

         SECTION 20. ENTIRE AGREEMENT; SUCCESSORS. This Agreement, together with the Disclosure Schedules referenced herein, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, proposals, and understandings between the parties relative to the subject matter hereof. Cardinal may delegate its rights and obligations to any corporation that is controlled by or under common control with Cardinal Health, Inc. and CVS may delegate its rights and obligations to any corporation that is controlled by or under common control with CVS Corporation, provided that in each such assignment by Cardinal or CVS the assignor will remain the primary obligor for all payment obligations. If all or substantially all of the stock or assets of CVS Corporation are acquired by an unrelated third party (which expressly excludes a merger where CVS Corporation is the surviving entity), then Cardinal may elect (but will not be required) to terminate this Agreement during the thirty (30) day period following such acquisition, by providing written notice to CVS of its intent to terminate sixty (60) days prior to the intended termination date. Further, if all or substantially all of the stock or assets of Cardinal Health, Inc. are acquired by an unrelated third party (which expressly excludes a merger where Cardinal Health, Inc. is the surviving entity), then CVS may elect (but will not be required) to terminate this Agreement during the thirty (30) day period following such acquisition, by providing written notice to Cardinal of its intent to terminate sixty (60) days prior to the intended termination date. If CVS is acquired and Cardinal terminates this Agreement pursuant to such acqusition, CVS will not be required to pay the Termination Fee (as such term is defined in the Section 11(f) Disclosure Schedule), but will be required to refund the applicable portion of the Additional Volume Discount. This Agreement will be binding on, and inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement.

         SECTION 21. AMENDMENTS. No changes to this Agreement will be made or be binding on any party unless made in writing and signed by each party to this Agreement.

         SECTION 22. WAIVER. Neither party's failure to enforce any provision of this Agreement will be considered a waiver of any future right to enforce such provision.

         SECTION 23. GOVERNING LAW. This Agreement will be governed by the laws of the State of Ohio, without regard to choice of law principles.

         SECTION 24. RELATIONSHIP OF THE PARTIES. The relationship of the parties is and will be that of independent contractors. This Agreement does not establish or create a partnership or joint venture among the parties.

         SECTION 25. SEVERABILITY. The intention of the parties is to fully comply with all applicable laws and public policies, and this Agreement will be construed consistently with all such laws and policies to the extent possible. If and to the extent that a court of competent jurisdiction determines that it is impossible to so construe any provision of this Agreement and consequently holds that provision to be invalid, such holding will in no way affect the validity of the other provisions of this Agreement, which will remain in full force and effect.

         SECTION 26. ANNOUNCEMENTS. CVS will not issue any press release or other public announcement, verbally or in writing, referring to Cardinal or any entity which is controlled by or under common control with Cardinal Health, Inc., without Cardinal's prior written consent and advice of counsel. CVS will provide Cardinal's Executive Vice President, Retail Sales and Marketing, 7000 Cardinal Place, Dublin, Ohio 43017, with a written copy of any such press release or other public announcement no less than seventy-two (72) hours prior to CVS' intent to issue such release or announcement. CVS is responsible for confirming in writing that Cardinal's Executive Vice President, Retail Sales and Marketing has received any such proposed press release. Any such press release or other public announcement proposed by CVS will be subject to Cardinal's revision and final approval. Nothing contained herein will limit the right of CVS to issue a press release if, in the opinion of CVS' counsel, such press release is required pursuant to state or federal securities laws, rules or regulations.

         Cardinal will not issue any press release or other public announcement, verbally or in writing, referring to CVS or any entity which is controlled by or under common control with CVS Pharmacy, Inc., without CVS' prior written consent and advice of counsel. Cardinal will provide CVS' marketing department, Attn:
Director of Corporate Communications, with a written copy of any such press release or other public announcement no less than seventy-two (72) hours prior to Cardinal's intent to issue such release or announcement. Cardinal is responsible for confirming in writing that CVS' marketing department has received any such proposed press release. Any such press release or other public announcement proposed by Cardinal will be subject to CVS' revision and final approval. Nothing contained herein will limit the right of Cardinal to issue a press release if, in the opinion of Cardinal's counsel, such press release is required pursuant to state or federal securities laws, rules or regulations.

         SECTION 27. AUTHORIZED SIGNATORIES. All signatories to this Agreement represent that they are authorized by their respective companies to execute and deliver this Agreement on behalf of their respective companies, and to bind such companies to the terms herein.

                                         Cardinal Health*

                                         By: /s/ GORDON TROUP
                                             ------------------------------
                                             Gordon Troup
                                             President

                                         Date:  8-18-00
                                               ----------------------------

Accepted and Agreed to by:

CVS MERIDIAN, INC.

By: /s/ CHRISTOPHER W. BODINE
    ----------------------------
    Chris W. Bodine

Its: SR. V.P. MERCHANDISING
     ---------------------------

Date:   8/17/00
      --------------------------

And with respect to Section 3(e) only:

CVS CORPORATION

By: /s/ DOUGLAS A. SGARRO
    ------------------------
    Douglas A. Sgarro

Its: V.P. CVS Corp.
     -----------------------

Date:  8/17//00
      ----------------------

*The term "CARDINAL HEALTH" or "CARDINAL" will include the following affiliated operating companies: Cardinal Syracuse, Inc., a New York corporation (Syracuse, New York); Williams Drug Distributors, Inc., a Delaware corporation (Zanesville,
Ohio); Marmac Distributors, Inc., a Connecticut corporation (Hartford, Connecticut); James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Ohio Valley-Clarksburg, Inc., a Delaware corporation (Wheeling, West Virginia); Cardinal Southeast, Inc. a Mississippi corporation (Madison, Mississippi); Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health Systems, Inc., an Ohio corporation; and any other subsidiary of Cardinal Health, Inc., an Ohio corporation ("CHI"), as may be designated by CHI.